EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2024 relating to the financial statements appearing in the Annual Report on Form 10-K of Energous Corporation for the year ended December 31, 2023. We were dismissed as auditors on April 11, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Registration Statement for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP
San Jose, CA

September 4, 2025